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                                                                    Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Marcus Faust
Executive V.P. and Chief Financial Officer
216-206-1217
mfaust@metrobat.com
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          METROPOLITAN FINANCIAL CORP. ANNOUNCES ADJUSTMENT TO MORTGAGE
                    SERVICING RIGHTS VALUE AND ENGAGEMENT OF
                       RYAN BECK AS ITS FINANCIAL ADVISOR

Highland Hills, OH - September 20, 2002 - Metropolitan Financial Corp. (Nasdaq:
METF), parent company (the "Company") of Metropolitan Bank and Trust Company (the "Bank"), today announced that it has determined that incorrect prepayment speed assumptions were used in its internal methodology to estimate the market value of its mortgage servicing rights during the eighteen month period ended June 30, 2002. As a result of the discovery of this error, the Company engaged an independent firm to value its mortgage servicing rights. Based on the results of the independent valuation, the Company estimates that it overstated the value of its mortgage servicing rights on its statement of condition by approximately $5.0 million as of June 30, 2002. The Company intends to recalculate the current market value of its mortgage servicing rights for each period affected. Consequently, the Company will restate its earnings and capital positions to reflect the after-tax effect of the adjustments as soon as they are finalized.

Due to a further decline in long-term interest rates since June 30, 2002, the Company expects an additional negative impact on earnings from its mortgage loan servicing activities during the third quarter of 2002. Based on an independent valuation of mortgage servicing rights as of August 31, 2002, the Company estimates that the asset value of its mortgage servicing rights has decreased by an additional $3.5 million between June 30, 2002 and August 31, 2002. The Company notes that long-term interest rates have declined further during September 2002. Therefore, the net asset value of the Company's mortgage servicing rights is likely to decrease by an additional amount for the month of September. The after-tax effect on income for the quarter of this reduction in value will be reflected in the Company's financial statements for the quarter ending September 30, 2002.

Additionally, as previously announced, the Board of Directors of the Company has initiated a process of exploring its strategic alternatives to maximize stockholder value and has previously











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authorized management to engage a financial advisor. The Company is announcing today that it has engaged Ryan Beck & Co. LLC as its financial advisor.

In a separate development, the Company today announced that it refinanced the $4.0 million commercial bank note, which the Company was obligated to repay on December 31, 2002. The new loan is structured as a $5.0 million revolving line of credit, which matures on December 31, 2003.

About the Company
-----------------

Metropolitan Financial Corp. is a Unitary Thrift Holding Company headquartered in Highland Hills, Ohio. Metropolitan Bank and Trust Company operates 24 full-service retail sales offices in the Cleveland metropolitan area of northeastern Ohio and maintains six loan production offices throughout Ohio and western Pennsylvania. To find out more about our products and services, please visit our website at www.metrobat.com.

Forward-Looking Statement and Associated Risk Factors
-----------------------------------------------------

This release contains forward-looking statements that are subject to assumptions, risks and uncertainties. Forward-looking statements can be identified by the fact that they do not relate to historical or current facts. They often include the words "believe," "expect," "anticipate," "likely," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors, including: changes in interest rates; continued weakening in the economy and other factors that would materially impact credit quality trends, real estate lending and the ability of Metropolitan Bank & Trust Company to generate loans; business and other factors affecting the economic outlook of individual borrowers of Metropolitan Bank & Trust and their ability to repay loans as agreed; the ability of Metropolitan Financial Corp. and Metropolitan Bank & Trust Company to timely meet their obligations under their respective supervisory agreements and the July 8, 2002, Supervisory Directive; the status of relevant markets in which Metropolitan Financial Corp. and Metropolitan Bank and Trust Company may sell various assets; an increase in the dollar amount of non-performing loans held by Metropolitan Bank and Trust Company; increased competition which raises rates paid on demand and time deposits offered by Metropolitan Bank and Trust Company; adverse developments in material collection and other lawsuits involving Metropolitan Bank and Trust Company; delay in or inability to execute strategic initiatives designed to grow revenues and/or manage expenses; changes in law imposing new legal obligations or restrictions; the ability of Metropolitan Bank and Trust Company to continue to use the Federal Home Loan Bank as a source of liquidity; and changes in accounting, tax or regulatory practices or requirements.





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